UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2016

MediXall Group, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	333-194337	33-0864127
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2929 E. Commercial Blvd., PH-D, Ft. Lauderdale, FL 33308

(Address of Principal Executive Office) (Zip Code)

954-440-4678

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2016, Fred Angelopoulos submitted a letter of resignation to the Board of Directors of the Company stating that effective December 28, 2016, he resigns his positions as President of the Company. Mr. Angelopoulos has served as President since December 13, 2016.

On December 28, 2016, The Board of Directors of the Company, by majority written consent, appointed Neil Swartz as interim President of the Company. Mr. Swartz served as Chairman and Director of the Company from July 29 to December 11 in 2013. Previously Mr. Swartz served as president, chief executive officer and director of TurnKey Capital, Inc. from January 23, 2014 to October 3, 2014. From 2009 till present Mr. Swartz has been president and CEO of TBG Holdings Corp. (“TBG”). TBG is a financial consulting firm that works with public and private companies, bringing a sophisticated and efficient approach to structuring their capital, allowing them to take advantage of the existing foundation and continued development. Mr. Swartz’ business experience includes titles such as managing director of Sunbelt South East Florida, LLC, a business brokerage of mergers and acquisitions firm with 350 offices worldwide. Prior to TBG and Sunbelt, Swartz was chairman and CEO of a software company, which he took public on the Nasdaq Small Cap Market. Under his management, the company went from building one product to over thirty products with in-house manufacturing capabilities. Mr. Swartz is a CPA and received his BS degree in accounting from Northeastern University. He is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 28, 2016	MediXall Group, Inc.

	By:	/s/ Timothy Hart
Timothy Hart
Treasurer and Chief Financial Officer